Exhibit 4.2

DEBENTURE

THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS DEBENTURE MAY NOT BE OFFERED, SOLD TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. IN ADDITION, THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER SET FORTH HEREIN.

THIS DEBENTURE IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT AMONG SUPERIOR CONSULTANT HOLDINGS CORPORATION, SUPERIOR CONSULTANT COMPANY, INC., AND THE PURCHASERS THEREIN DATED AS OF JUNE 9, 2003, AS AMENDED FROM TIME TO TIME, AND THE HOLDERS OF THIS DEBENTURE ARE ENTITLED TO THE BENEFITS THEREOF.

SUPERIOR CONSULTANT HOLDINGS CORPORATION

7.2% SENIOR SUBORDINATED DEBENTURE

$	June 9, 2003

SECTION 1. GENERAL; INTEREST.

     1.1 General. For value received, SUPERIOR CONSULTANT HOLDINGS CORPORATION, a Delaware corporation (the “Company”) and SUPERIOR CONSULTANT COMPANY, INC., a Michigan corporation (“OpCo”), jointly and severally as co-borrowers, (the Company and OpCo, collectively, including any successors of the Company and/or OpCo (by way of merger, consolidation, sale or otherwise, the “Payor”), hereby promises to pay to the order of            or such payee’s successors or assigns (the “Payee”), $            or such lesser principal amount, plus any accrued and unpaid interest thereon and all other obligations arising hereunder (the “Indebtedness”), which may be outstanding hereunder on June 9, 2006 (the “Maturity Date”), provided, however, that the Maturity Date may be extended until June 9, 2007 at the sole option of the Payor upon written notice to the Payee delivered at least 60 days before the Maturity Date as in effect prior to giving effect to such extension provided, further, that the Payor may not extend the Maturity Date if (i) as of the original Maturity Date an Event of Default has occurred or a Default has occurred and is then continuing, or (ii) a Mandatory Prepayment is then required under Section 2.2 hereof. This Debenture is one of the Debentures (each a “Debenture” and collectively, the “Debentures”) issued pursuant to that certain Securities Purchase Agreement, dated as of June 9, 2003 (the “Securities Purchase Agreement”), by and among the Payor and the Purchasers thereto (each a “Payee” and collectively, the “Payees”). The unpaid principal amount of this Debenture and the accrued and unpaid interest thereon, shall be payable in U.S. Dollars by wire transfer of immediately available funds to the account of the Payee or by certified or official bank check payable to the Payee mailed to the Payee at the address of the Payee as set forth on the records of the Payor or such other address as shall be designated in writing by the Payee to the Payor. Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Securities Purchase Agreement.

     1.2 Interest. The Payor promises to pay interest on the outstanding principal amount of this Debenture at the rate of (i) 7.2% per annum for the period commencing on the date hereof (the “Closing Date”) and ending the Maturity Date or such earlier date as all obligations under this Debenture have been paid in full, and (ii), if the Maturity Date is extended, 12% per annum (or, if less, to the maximum rate allowed under applicable law) commencing on June 9, 2006 and ending on the Maturity Date as so extended or such earlier date as all obligations under the Debenture have been paid in full (the “Interest Rate”); provided, however, that upon the occurrence of a Default, the Payor promises to pay interest on the outstanding principal amount of this Debenture at the rate of fourteen percent (14%) per annum (or, if less, to the maximum rate allowed under applicable law) (“Default Interest”) from the date that such Default has occurred until the date such Default is cured, waived in writing by the Payee or all Indebtedness under this Debenture has been paid in full. The Payor shall pay interest (the “Interest Amount”) quarterly in arrears on the first Business Day of July, October, January and April of each year beginning on July 1, 2003 or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”). Interest shall be payable in cash in U.S. Dollars by wire transfer to Payee of immediately available funds equal to such Interest Amount. Interest on this Debenture shall accrue daily, and compound quarterly, from the date of issuance until the date of repayment in full of the principal amount of this Debenture, plus any accrued and unpaid interest thereon. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Subject to Applicable Law, any interest that shall accrue on Default Interest on this Debenture and shall not have been paid in full on or before the next Interest Payment Date to occur after the Interest Payment Date on which the Default Interest became due and payable shall itself be deemed to be overdue interest on this Debenture. “Business Day” shall mean any other day other than a Saturday, a Sunday or a day on which banking institutions in New York City, New York are not required to be open.

     1.3 Guaranty. This Debenture is unconditionally guaranteed by each of the subsidiaries of the Payor (the “Guarantors”), pursuant to a Guaranty (the “Guaranty”) executed and delivered on the date hereof by each subsidiary of the Payor, to which reference is made for a statement of the nature and extent of the benefits and security for this Debenture afforded thereby and the rights of the holder of this Debenture and the Guarantors in respect hereof.

     1.4 Warrant. As part of the consideration for the loan evidenced by this Debenture, the Payor has authorized and issued, initially, warrants to purchase            shares of the Common Stock of the Company to the Payee. The Warrants shall be exercisable in accordance with the terms and conditions of that certain Warrant Agreement, of even date herewith, between the Company and the Payees (the “Warrant Agreement”). The Warrants and this Debenture are not attached and may be separately transferred or assigned.

SECTION 2. PREPAYMENT.

     2.1 Prepayment at the Option of the Payor.

(a) Prepayment in Full. The principal amount of this Debenture, together with the accrued and unpaid interest thereon, may be prepaid in whole, without premium or penalty, at the option of the Payor at any time.

(b) Partial Prepayment. At the Payor’s option, the Payor may make up to three (3) partial prepayments, provided that each of prepayments constitutes at least 33% of the original principal amount of the Debenture plus accrued but unpaid interest through the date of such prepayment (except where a lesser percent would result in a full prepayment of the Indebtedness as of such date).

(c) Concurrent Prepayment. Each prepayment pursuant to Section 2.1(b) shall be allocated pro rata among all holders of the Debentures.

     2.2 Mandatory Prepayment.

(a) The Payor shall be required to prepay all Indebtedness upon a Change of Control, unless otherwise agreed to in writing by the Payee. The Payor shall provide the Payee with written notice ten (10) business days prior to a Change of Control. For purposes of this Section 2.2 only, “Change of Control” means any event or series of events that results in (A) any Person other than (x) Richard D. Helppie, Jr., his family members and/or trusts for their respective benefit or charitable foundations founded by any of them (collectively, “Helppie”), or (y) the Purchasers under the Securities Purchase Agreement and their Affiliates (an “Acquiring Person”), obtaining more of the Payor’s Common Stock (calculated on a fully diluted basis) than is then held in the aggregate by Helppie and the Payees, but in any event at least 35% of the Payor’s Common Stock (calculated on a fully-diluted basis); including, without limitation, by acquisition of securities convertible or exchangeable for Common Stock; (B) the merger, consolidation, reorganization, recapitalization, dissolution or liquidation of the Payor and/or any of the Subsidiaries as a result of which the stockholders of the Payor immediately prior to giving effect to such transaction do not collectively own more than 50% or more of the securities of the Payor ordinarily entitled to vote for the election of directors, immediately after giving effect to such transactions; (C) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Payor and/or any of the Subsidiaries in a single transaction or a series of related transactions; or (D) the adoption of a plan leading to the liquidation or dissolution of the Payor and/or any of the Subsidiaries.

(b) Payor shall be required to make repayments pursuant to accepted offers under, and in accordance with the terms of, Section 6.2 of the Securities Purchase Agreement.

SECTION 3. EVENTS OF DEFAULT.

     3.1 Definition. In each case of the happening of the following events (each of which is an “Event of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, a “Default”),

(a) if any default occurs in the due observance or performance of any covenant or agreement of the Payor or any of the Subsidiaries to be observed or performed pursuant to Sections 5.1, 5.5, 6.1, 6.3, 6.5 or 6.6 of the Securities Purchase Agreement;

(b) if a default occurs in the due observance or performance of any covenant or agreement of the Payor or any of the Subsidiaries to be observed or performed pursuant to the terms of any of the Financing Documents (other than those set forth in Section 3.1(a) above) and such default shall continue for more than forty-five (45) days after Payor has received written notice thereof from the Payee;

(c) if a default occurs in the payment of any principal or interest under this Debenture and such default shall continue for more than ten (10) business days from the date such payment is due;

(d) if any representation or warranty of the Payor or any of the Subsidiaries in any of the Financing Documents shall prove to have been false in any material respect upon the Closing Date or if such representation or warranty is made as of a specific date, as of such date;

(e) the lenders under any senior credit facility accelerate the payment of principal or interest under such senior credit facility and such acceleration is not cured within thirty (30) days after the triggering date;

(f) if the Payor or any of the Subsidiaries shall (1) discontinue its business, (2) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (3) admit in writing its inability to pay its debts as they mature, (4) make a general assignment for the benefit of creditors, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; provided, however, that the Payor may liquidate or dissolve any of the Subsidiaries in compliance with Applicable Law; provided, further that all of the assets of any such Subsidiary shall be distributed to the Payor or the Subsidiaries;

(g) there shall be filed against the Payor or any of the Subsidiaries an involuntary petition seeking reorganization of the Payor or any of the Subsidiaries or the appointment of a receiver, trustee, custodian or liquidator of the Payor or any of the Subsidiaries or a substantial part of its or their assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect;

(h) if final judgment for the payment of money not fully covered by insurance (subject to deductible amounts) in excess of an aggregate amount of $750,000 shall be rendered against the Payor or any of the Subsidiaries and shall remain undischarged for a period of greater than thirty (30) days without such judgment and any levy or execution thereof having been effectively stayed or vacated or a surety bond been given for the payment thereof; or

(i) any violation of ERISA that could reasonably be expected to result in liability to the Payor or any of its Subsidiaries in excess of $250,000.

then, upon the occurrence of each and every such Event of Default (other than an Event of Default specified in Sections 3.1(f) or (g)) and at any time thereafter during the continuance of such Event of Default, the holders of at least a majority in the aggregate principal amount of the outstanding Debentures (“Majority of Holders”) may, by written notice to the Payor declare the principal and accrued and unpaid interest on all Debentures to be immediately due and payable. If an Event of Default specified in Sections 3.1(f) or (g) occurs, the principal and accrued and unpaid interest on this Debenture and all other Debentures shall ipso facto become due and payable without any declaration or other act on the part of the holders hereof or thereof. The Majority of Holders may, by written notice to the Company, rescind an acceleration (other than one pursuant to Sections 3.1(f) or (g)) and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

     3.2 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing and acceleration of this Debenture shall have occurred, the Payee may, among other things, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in the Financing Documents, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Payee in the Financing Documents shall be exclusive of any other right now or hereafter available at law, in equity, by statute or otherwise.

     3.3 Waiver of Past Defaults. The Majority of Holders may waive an existing Event of Default and its consequences. When an Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent Event of Default or other Default or impair any consequent right.

     3.4 Control by Majority of Holders. The Majority of Holders shall direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Debentures.

SECTION 4. SUBORDINATION.

     4.1 Agreement to Subordinate. The Payor agrees, and each holder of Debentures by accepting a Debenture agrees, that the Indebtedness evidenced by the Debentures is subordinated in right of payment, to the extent and in the manner provided in this Section 4, to the prior payment in full of all Senior Indebtedness of the Payor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Payor agrees, and each holder of Debentures by accepting a Debenture agrees, that the Debentures shall rank senior to all other indebtedness of the Payor whether outstanding now and from time to time issued (other than Permitted Indebtedness) while the Debentures are outstanding and that each of the

Debentures issued pursuant to the Securities Purchase Agreement shall be pari passu with each other Debenture issued thereunder.

     4.2 Liquidation, Dissolution, Bankruptcy. Upon any payment, assignment or distribution of the assets of the Payor to creditors upon a total or partial liquidation or a total or partial dissolution of the Payor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Payor or its property:

(a) holders of Senior Indebtedness of the Payor shall be entitled to receive payment in full of such Senior Indebtedness before holders of Debentures shall be entitled to receive any payment of principal or interest on the Debentures; and

(b) until the Senior Indebtedness of the Payor is paid in full, any payment or distribution to which holders of Debentures would be entitled but for this Section 4 shall be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Debentures may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Debentures.

     4.3 Default on Senior Indebtedness. The Payor may not pay the principal or interest on the Debentures and may not otherwise repurchase, redeem or otherwise retire any Debentures (collectively, “pay the Debentures”) if (a) any Senior Indebtedness of the Payor is not paid when due or (b) any other default on such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless and until, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Indebtedness has been paid in full; provided, however, that the Payor may pay the Debentures without regard to the foregoing if the Payor receives written notice approving such payment from the Representative (as such term is defined in Section 4.12 below) with respect to which either of the events set forth in clause (a) or (b) of this sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Senior Indebtedness of the Payor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Payor may not pay the Debenture for a period (a “Payment Blockage Period”) commencing upon the receipt by the Payor of written notice (a “Blockage Notice”) of such default from the Representative specifying an election to effect a Payment Blockage Period and ending 180 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Payor from the Representative, (b) by repayment in full of such Senior Indebtedness or (c) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the Representative shall have accelerated the maturity of such Senior Indebtedness, the Payor shall resume payments on the Debentures after the end of such Payment Blockage Period, including any missed payments. For purposes of this Section, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     4.4 Acceleration of Payment of Debentures. If payment of the Debentures is accelerated because of an Event of Default, the Payor shall promptly notify the Representative of the acceleration. If any Senior Indebtedness of the Payor is outstanding the Payor may not pay the Debentures until ten (10) Business Days after the Representative receives notice of such acceleration and, thereafter, may pay the Debentures only if this Section 4 otherwise permits payment at that time.

     4.5 When Distribution Must Be Paid Over. If a distribution is made to holders of Debentures that because of this Section 4 should not have been made to them, the holders of Debentures who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Payor and pay it over to the Representative as their interests may appear.

     4.6 Subrogation. After all Senior Indebtedness of the Payor is paid in full and until the Debentures are paid in full, holders of Debentures shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Section 4 to holders of such Senior Indebtedness which otherwise would have been made to holders of Debentures is not, as between the Payor and holders of Debentures, a payment by the Payor on such Senior Indebtedness.

     4.7 Relative Rights. This Section 4 defines the relative rights of holders of Debentures and holders of Senior Indebtedness of the Payor. Nothing in this Section 4 of Debentures shall:

(a) impair, as between the Payor and holders of Debentures, the obligation of the Payor, which is absolute and unconditional, to pay principal of and interest on the Debentures in accordance with their terms; or

(b) prevent any holder of Debentures from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness of the Payor to receive distributions otherwise payable to such holder of Debentures.

     4.8 Subordination May Not Be Impaired by Payor. No right of any holder of Senior Indebtedness of the Payor to enforce the subordination of the indebtedness evidenced by the Debentures shall be impaired by any act or failure to act by the Payor or by its failure to comply with this Section 4.

     4.9 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Facility Indebtedness, the distribution may be made and the notice given to the Representative.

     4.10 Section 4 Not To Prevent Events of Default or Limit Right to Accelerate. The failure to make a payment pursuant to the Debentures by reason of any provision in this Section 4 shall not be construed as preventing the occurrence of an Event of Default. Nothing in this Section 4 shall have any effect on the right of the holders of Debentures to accelerate the maturity of the Debentures.

     4.11 Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each holder of a Debenture by accepting such Debenture acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Payor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Debentures, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

     4.12 Definitions. As used herein, the following terms shall have the following meanings:

(a) "Representative” shall mean a single designated trustee, agent or representative (if any) for all of the Senior Indebtedness; and

(b) "Senior Indebtedness” shall have the meaning set forth in the Securities Purchase Agreement.

SECTION 5. COVENANTS.

               The Payor agrees to comply with the covenants set forth in the Securities Purchase Agreement (including, without limitation, Articles 5 and 6) and such covenants are incorporated herein by reference thereto.

SECTION 6. DEFENSES.

               The obligations of the Payor under this Debenture shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

SECTION 7. EXCHANGE OR REPLACEMENT OF DEBENTURE.

     7.1 The Payee may, at its option, in person or by duly authorized attorney, surrender this Debenture for exchange, at the principal business office of the Payor, and the Payee will receive in exchange therefor, a new Debenture or Debentures, as the case may be, in the same principal amount as the unpaid principal amount of this Debenture and bearing interest at the same annual rate as this Debenture, such new Debenture, or Debentures, as the case may be, to be dated as of the date of this Debenture and to be in such principal amount as remains unpaid and payable to such Person or Persons, or order, as the Payees may designate in writing.

     7.2 Upon receipt by the Payor of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture, and in case of loss, theft or destruction of an indemnity reasonably satisfactory to it and its transfer agent, if applicable, and upon surrender and cancellation of this Debenture, if mutilated, the Payor will deliver a new Debenture of like tenor in lieu of this Debenture. Any Debenture delivered in accordance with the provisions of this Section 7 shall be dated as of the date of this Debenture.

SECTION 8. EXTENSION OF MATURITY.

               Should the principal of or interest on this Debenture become due and payable on a day other than a Business Day, the maturity date thereof shall be extended to the next succeeding Business Day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

SECTION 9. ATTORNEYS’ AND COLLECTION FEES.

               Should any obligation of Payor under this Debenture (including without limitation, the Indebtedness or any part thereof, evidenced by this Debenture and interest or any part thereof) be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Debenture be placed in the hands of attorneys for collection, the Payor agrees to pay, in addition to principal and interest due and payable hereon, all reasonable costs of collection, including reasonable attorneys’ fees and expenses, incurred by the Payee in collecting or enforcing this Debenture.

SECTION 10. WAIVERS.

     10.1 The Payor waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Debenture.

     10.2 No delay by any Payee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by any Payee and then only to the extent set forth therein.

SECTION 11. AMENDMENTS AND WAIVERS.

               No provision of this Debenture may be amended or waived except if such amendment and waiver is in writing and is signed, in the case of an amendment, by the Payee, or, in the case of a waiver, by a Majority of Holders.

SECTION 12. GOVERNING LAW.

               This Debenture is made and delivered in, and shall be governed by, interpreted under, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

SECTION 13. NOTICES.

     13.1 All notices, consents, demands, requests, reports, approvals or other communications (collectively, “Notices") required or permitted to be given hereunder or which otherwise are given with respect to this Debenture shall be in writing and shall be delivered by reputable air courier service with charges prepaid, registered mail, hand, telegram, or confirmed facsimile, as follows:

               if to Payee, to it at:

Attention:
Tel:
Fax:

          with a copy to (which shall not constitute notice hereunder):

          Wilmer, Cutler & Pickering
          1600 Tysons Boulevard
          Tysons Corner, VA 22102
          Attention: Greg Ewald, Esq.
          Tel: 703-251-9715
          Fax: 703-251-9797

          if to Payor, to it at:

          17570 West Twelve Mile Road
          Southfield, MI 48076
          Attention: Chief Financial Officer
          Tel: (248) 226-8300
          Fax: (248)226-8392

          If to Representative, to it at:

          the address most recently provided to the Payee or Payor

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three (3) days after being sent by registered mail with proper postage prepaid, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender’s fax machine, or (iv) two (2) days after being sent by air courier service with proper postage prepaid.

SECTION 14. SEVERABILITY.

          If any provision of this Debenture is held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Debenture or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, such provision shall automatically be amended to the extent (but only to the extent) necessary to make it not invalid, prohibited or unenforceable in such jurisdiction, without invalidating the remaining provisions of this Debenture or amending or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 15. ASSIGNMENT.

          Payor may not assign its rights or obligations hereunder to any Person without the prior written consent of Payee. Payee may not assign any of its rights and obligations hereunder; provided that Payee may assign this Debenture in whole or in part with all corresponding rights and obligations hereunder to any one or more of its Associates (as defined below). Upon such assignment, the assignee(s) shall be deemed the Payee(s) for all purposes under the Debenture(s) so transferred. “Associate” means any current or former members of, or any general or limited partners or retired partners of, the Payee, or any Person that directly or indirectly, through one or more intermediaries, controls, with the general partner of the Payee, the Payee. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Any attempted assignment in violation of this Section 15 shall be void ab initio and shall not be recognized by the party sought to be bound thereby.

SECTION 16. NO IMPAIRMENT.

          The Payor will not, by amendment of its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith use its reasonable best efforts to assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Payor against impairment due to such event. Without limiting the generality of the foregoing, the Payor will not consolidate with or merge into any other Person or permit any such Person to consolidate or merge into the Payor, unless such other Person (or, in the case of a merger or consolidation in which the Company is the surviving entity, the Person issuing the securities involved in such merger or consolidation) shall expressly assume in writing and will be bound by all terms of this Debenture.

(Signature page follows)

     IN WITNESS WHEREOF, the Payor has duly executed and delivered this Debenture as of the date first written above.

SUPERIOR CONSULTANT HOLDINGS CORPORATION

By:
Name: Richard D. Helppie, Jr.
Title: Chief Executive Officer

Attest:

Name:
Title:

DATED:

SUPERIOR CONSULTANT COMPANY, INC.

By:
Name: Richard D. Helppie, Jr.
Title: Chief Executive Officer

Attest:

Name:
Title:

DATED: